EXHIBIT 10.55

LICENSE AGREEMENT

THIS License Agreement (“Agreement”) is made as of 6/22/95 (the “Effective Date”) by and between the Lawrence Berkeley Laboratory (“LBL”), on behalf of The Regents of the University of California (“The Regents”), an agency of the State of California, located in Berkeley, California, and Symyx Technologies, Inc., a corporation duly organized and existing under the laws of California, whose address is 4005 Miranda Ave., Suite 180, Palo Alto, California 94304 (“Licensee”).

RECITALS

WHEREAS, certain inventions, generally characterized as “the Combinatorial Synthesis of Novel Materials” hereinafter collectively referred to as “the Invention,” were made in the course of research at LBL by Dr. Peter G. Schultz and Dr. Xiaodong Xiang, jointly with Mr. Isy Goldwasser of Symyx Technologies, Inc., and are covered by the Patent Rights as defined below;

WHEREAS, Drs. Schultz and Xiang have assigned their rights in the Invention and the Patent Rights to The Regents and Mr. Goldwasser has assigned his rights to Licensee, and as a result the Patent Rights are owned jointly by The Regents and Licensee;

WHEREAS, the development of the Invention was sponsored in part by the United States Department of Energy (“U.S. DOE”) and as a consequence this license is subject to certain obligations to the federal government as set forth in Public Law 96-517, as amended;

WHEREAS, the Licensee is a “small business firm” as defined at Section 2 of Public Law 85-536 (15 U.S.C. 632);

WHEREAS, The Regents desire that the Invention be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public;

WHEREAS, the Licensee desires to obtain certain rights from The Regents for the commercial development, use, and exploitation of the Invention, and The Regents are willing to grant such rights.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereto agree as follows:

I. DEFINITIONS

As used in this Agreement, the following terms shall have the meaning indicated:

1.1 “Affiliate” shall mean any corporation or other entity that is directly or indirectly controlling, controlled by or under common control with Licensee. For the purpose of this definition, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the capital stock of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, interests entitled to vote in the election of the corresponding managing authority).

1.2 “Licensed Subject Matter” shall mean inventions, discoveries, information and other subject matter within the Patent Rights or Technology.

1.3 “Licensed Products” shall mean (i) any product whose sale would infringe a Valid Claim within the Patent Rights in the country for which the product is made or sold; or (ii) a composition of matter that is first invented by Licensee, or by a Sublicensee pursuant to a sublicense granted hereunder, using a method covered at the time of such use by a Valid Claim within the Patent Rights in the country in which such use occurred.

1.4 “Net Sales” shall mean the gross sales price actually received by Licensee upon its sales of Licensed Products to a third party, less (a) normal and customary rebates, and cash and trade discounts actually given, (b) amounts allowed or credited due to returns (not to exceed the original billing or invoice amount), and (c) to the extent billed separately on the invoice and paid by the buyer: (i) sales, use and/or other excise taxes or duties actually paid, (ii) the cost of any packages and packing, (iii) insurance costs and outbound transportation charges prepaid or allowed, and (iv) import and/or export duties actually paid. In the event that Licensee sells or otherwise transfers a Licensed Product to an Affiliate for resale, the amount received by Licensee from such Affiliate shall not be included in Net Sales, but Net Sales shall include amounts received by such Affiliate on resale of such Licensed Product, calculated on the same basis as Net Sales by Licensee. In addition, in the event that Licensee exchanges Licensed Products for goods or services in a commercial barter transaction with a third party, Net Sales shall include the fair market value of such Licensed Products. For such purposes, fair market value shall be determined by: (a) the selling price at which products of similar kind and quality, sold in similar quantities, are then currently being offered for sale by Symyx; (b) when such products are not then currently being offered for sale by Symyx, the average selling price at which products of similar kind and quality, sold in similar quantities, are then currently being offered for sale by other like manufacturers; (c) when such products are not currently being offered for sale by Symyx or other like manufacturers, Symyx’ cost of manufacture, determined by generally accepted accounting principles, plus Symyx’ standard mark-up on similar products.

1.5 “Patent Rights” shall mean any and all rights in and to: the patents and patent applications listed in Exhibit A; any foreign counterparts of such patents or applications; any divisions, substitutions, re-examinations, and continuations thereof; any patents issuing on any of the foregoing; and all reissues, renewals and extensions thereof. Continuations-in-part of any of the foregoing applications and patents issuing on such continuations-in-part, patents of addition, and all reissues, renewals and extensions of such patents and patents of addition, shall also be within the Patent Rights, to the extent the same claim subject matter that was disclosed in an application listed in Exhibit A or any foreign counterparts thereof. To the extent The Regents own jointly with Licensee any of the foregoing patent rights, it is understood that the Patent Rights include only The Regents’ rights as a joint owner of such patents and patent applications.

1.6 “Sublicensee” shall mean a third party to whom Licensee has granted the right to make (or have made) and sell Licensed Products, or to whom Licensee has granted the right to practice any method that would infringe a Valid Claim within the Patent Rights, in each case with respect to Licensed Products made by such third party (or by another entity pursuant to such third party’s “have made” rights).

1.7 “Technology” shall mean any and all rights owned by The Regents and administered by LBL under the Regent’s intellectual property policy, in any technical information, know-how, process, procedure, composition, device, method, formula, protocol, technique, software, design, drawing or data, which were conceived or reduced to practice by Dr. Peter G. Schultz or Dr. Xiaodong Xiang or other LBL personnel arising out of or in connection with work in Dr. Schultz’s and/or Dr. Xiang’s laboratories or under either of their direction, prior to the Effective Date, which are not covered by Patent Rights, but which are reasonably necessary to practice inventions covered by the Patent Rights.

1.8 “Valid Claim” shall mean either (a) a claim of an issued and unexpired patent, which has not been held unenforceable, unpatentable or invalid by a court or other governmental agency of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a claim in a pending patent application, provided that if such pending claim has not issued as a claim of an issued patent within five (5) years after the date from which such claim takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement unless and until, subsequent to such five (5) year period, such pending claim is issued as a claim of an issued and unexpired patent as set forth in (a) above. In the event that a claim of an issued and unexpired patent is held by a court or other governmental agency of competent jurisdiction to be unenforceable, unpatentable or invalid, and such holding is reversed on appeal by a higher court or agency of competent jurisdiction, such claim shall be reinstated thereafter as a Valid Claim hereunder.

1.9 “Highly Inflationary Currency” shall mean the currency of any economy with a cumulative inflation rate of 100% or more over the most recent three calendar years, as measured by consumer price indices published by the International Monetary Fund (International Financial Statistics), Washington, D.C.

II. LICENSE

2.1 Grant.

(a) The Regents and LBL hereby grant to Licensee an exclusive, worldwide right and license, including the right to grant and authorize sublicenses, under the Patent Rights to make, use, sell, import, export and otherwise distribute Licensed Products, practice any method, process or procedure, and otherwise exploit the Patent Rights; and to have any of the foregoing performed on its behalf by a third party.

(b) The Regents and LBL hereby also grant to Licensee a nonexclusive, worldwide right and license, including the right to grant and authorize sublicenses, with respect to the Technology, to make, use, sell, import, export and otherwise distribute Licensed Products, practice any method, process or procedure, and to otherwise exploit such Technology; and to have any of the foregoing performed on its behalf by a third party. It is understood, however, that no license is granted under this Section 2.1(b) with respect to any patent or patent application that is not within the Patent Rights.

(c) The licenses granted to Licensee under this Section 2.1 are subject to any rights of the United States Government, as provided to Section 8.2 below. In addition, it is understood that any sublicense granted by Licensee in accordance with this Section 2.1 shall be subordinate to this Agreement. License shall provide to LBL copies of any such sublicenses, as provided under Section 5.2 below.

2.2 Reservation. Notwithstanding Section 2.1, The Regents expressly reserve the right to use the Licensed Subject Matter for educational and academic, noncommercial research purposes.

2.3 Future Inventions. Licensee will have an option to acquire a license to certain inventions, as follows:

(a) LBL will promptly provide Licensee with a written Invention Disclosure Report with respect to any Option Invention conceived or reduced to practice, alone or jointly with others, by Dr. Schultz, Dr. Xiang or by other LBL personnel, which in each case arises out of or in connection with work in the laboratory, or under the direction, of Dr. Schultz or Dr. Xiang, and that are owned by The Regents or LBL, to the extent such Option Invention is conceived or first reduced to practice at LBL. As used herein, an “Option Invention” shall mean any invention or discovery that comprises any method or apparatus the practice, manufacture, sale or use of which would infringe a Valid Claim within the Patent Rights, or any novel material discovered using a method covered by a Valid Claim within the Patent Rights.

(b) Licensee shall have the option to acquire an exclusive, worldwide license for all purposes, including the right to grant and authorize sublicenses, with respect to each such Option Invention (including all worldwide patent rights therein) on reasonable and customary terms. To exercise such option with respect to any particular Option Invention, Licensee shall notify LBL within six (6) months after receiving an Invention Disclosure Report and a written request from LBL, referencing this Section 2.3, as to whether Licensee wishes to acquire a license to such Option Invention (the “Option Period”). However, for an Invention Disclosure Report to operate to commence the Option Period, such Invention Disclosure Report must describe an Option Invention that has been reduced to practice and is sufficiently developed to evaluate, in conjunction with discussions with the inventors, the scope and patentability of such Option Invention. In any event, upon request by Licensee, LBL agrees to provide to Licensee promptly a copy of any patent applications prepared or filed by or on behalf of LBL or The Regents with respect to the Option Invention.

(c) Licensee may extend the time period for exercising its option once with respect to each particular Option Invention for an additional six (6) months by so notifying LBL prior to the expiration of the initial Option Period for such Option Invention and paying LBL an option fee of $20,000. It is understood that, for purposes of determining the amount due to LBL upon an extension of the Option Period, the Option Invention shall be deemed to include all subject matter that would normally be covered in a single U.S. patent application in accordance with reasonable and customary U.S. patent prosecution practice (i.e. only one extension fee shall be due with respect to all such subject matter, even if technically a patent application may include more than one invention or a series of related inventions is divided into separate applications).

III. LICENSE ISSUE FEE

3.1 Stock. In partial consideration of the rights and license granted to Licensee under this Agreement, Licensee agrees to issue to The Regents, One Hundred and Twenty Thousand (120,000) shares of Symyx Common Stock, pursuant to the Stock Issuance Agreement attached hereto as Exhibit B. Licensee represents and warrants that such Stock Issuance Agreement is substantially the same in form to stock issuance agreements under which Licensee sold its currently issued and outstanding stock, except that such other agreements contain provisions under which the shares issued thereunder are subject to repurchase by Licensee in certain events.

3.2 Initial Fee. In further consideration of the rights and license granted to Licensee under this Agreement, Licensee shall pay to The Regents upon execution of this Agreement a license issue fee of Forty-Five Thousand Dollars ($45,000), less the Twenty Thousand Dollar ($20,000) fee previously paid to LBL pursuant to that certain Option Agreement dated January 26, 1995 between LBL and Symyx.

3.3 Maintenance Fees. Licensee shall also pay to The Regents License Maintenance Fees on the anniversaries of the Effective Date of this Agreement in accordance with the following schedule:

Date	Amount
First Anniversary	$15,000

Second Anniversary	$20,000
Third Anniversary	$30,000
Fourth Anniversary	$40,000
Fifth Anniversary	$50,000

3.4 Amounts Non-refundable. The amounts paid to The Regents under 3.2 and 3.3 above are not refundable or creditable against future royalties.

IV. ROYALTIES

4.1 Royalties. In further consideration of the rights and license granted to Licensee under this Agreement, Licensee agrees to pay to The Regents the following amounts:

(a) Licensee agrees to pay The Regents running royalties equal to one percent (1%) of Net Sales of Licensed Products sold by Licensee; and

(b) Licensee agrees to pay The Regents five percent (5%) of any running royalties that Licensee receives from its Sublicensees upon such Sublicensee’s sales of Licensed Products (“Sublicense Royalties”). As used herein, Sublicense Royalties shall not include amounts paid to Licensee as development funds, equity investments, scientific or development benchmark payments, payments for research expenditures, payment for goods or any other amount that does not become payable as a running royalty upon a Sublicensee’s sale of a Licensed Product; provided that if Licensee (i) grants to non-Affiliate third party a license, under patent rights owned or controlled by Licensee, to make and sell a Licensed Product for Sublicense Royalties that are both less than one percent (1%) of the Sublicensee’s net sales of Licensed Products and below the normal range of royalties for products of that type in the particular industry, and (ii) receives in consideration of such license a cash issuance fee upon the grant of such license, such license issuance fee shall be included within Sublicense Royalties for purposes of this Section 4.1(b), to the extent the same is not attributable to reimbursement of expenses, equity, benchmark payments, payments for research expenditures, payments for goods or the like. It is understood that the preceding sentence (beginning with “provided that”) shall not apply, however, in the event that the license so granted by Licensee is contingent upon future events, such as a failure by Licensee to supply Licensed Products, or otherwise not immediately exercisable. It is further understood and agreed that Sublicense Royalties received by Licensee shall be determined net of withholding taxes; provided, however, to the extent that Licensee recoups any such withholding tax, as a result of actually reducing its United States income tax liability as a result of a credit for such withholding tax, the amount so recouped shall be included in Sublicense Royalties for the quarter in which such amounts were so recouped.

(c) Royalties shall continue under paragraphs (a) and (b) of this Section 4.1 with respect to each Licensed Product, on a country-by-country basis, for so long as a Valid Claim within the Patent Rights exists in such country covering the sale of such Licensed Product or the method used to invent such Licensed Product. However, if the sale of a Licensed Product would not infringe a Valid Claim within the Patent Rights, and would not infringe any other Valid Claim owned or controlled by Licensee, in the country for which such Licensed Product is sold, then no royalty shall be due under Section 4.1(a) above with respect to such sales.

4.2 Minimum Royalties. Beginning with calendar year 2001, if the amounts owed to The Regents under Section 4.1 above for such calendar year, or any subsequent calendar year, are less than Fifty Thousand Dollars ($50,000), then with the third payment under Section 5.1 below for such calendar year (i.e. the payment due by November 30 of that year) shall include an amount that will bring the total amounts paid to The Regents for such year up to Fifty Thousand Dollars ($50,000). Any amounts paid to The Regents under this Section 4.2 may be carried forward and offset against amounts due under Section 4.1 in subsequent periods (it being understood, however, that the amounts so carried forward will not be counted in determining whether Licensee has satisfied the minimum payment required under this Section 4.2 for any such subsequent period).

4.3 Allocation.

(a) In the event that a Licensed Product is sold in combination with a product, service or component that would not alone be a Licensed Product, then Net Sales from such combination sales, and Sublicense Royalties received by Licensee with respect to such sales, for purposes of calculating the amounts due under Section 4.1 shall be as reasonably allocated by Licensee between such Licensed Product and such other product, components, and/or services based upon their relative value.

(b) In the event that a Licensed Product or the Patent Rights are licensed or sublicensed to a Sublicensee in combination with other patents or subject matter not within the Licensed Subject Matter and/or not consisting of a Licensed Product, then Sublicense Royalties and any license issuance fees resulting from such license for purposes of determining the amounts due under Section 4.1(b) shall be as reasonably allocated by Licensee between the Licensed Subject Matter and/or Licensed Product, and such other patents and/or subject matter, based upon their relative value.

(c) For the purposes of determining relative value, the value of components of a sale or product shall be determined by: (a) the selling price at which components of the sale or product, of similar kind and quality, sold in similar quantities, are then currently being offered for sale by the party making the combination sale or selling the combination product; (b) when such products are not then currently being offered for sale by such party, the average selling price at which products of similar kind and quality, sold in similar quantities, are then currently being offered for sale by other like manufacturers; and (c) when such products are not currently being offered for sale by the selling party or other like manufacturers, the cost of manufacture for the party making the sale or, determined by generally accepted accounting principles, plus such party’s standard mark-up for such similar products.

4.4 Third Party Payments. In the event that Licensee is required to pay to a third party amounts in respect of a patent or patent application the claims of which would be infringed by the practice of an invention within the Patent Rights, or the manufacture, sale or use of a Licensed Product, then fifty percent (50%) of such amounts may be offset against amounts owed to The Regents under this Agreement.

4.5 Annual Amount. Notwithstanding anything to the contrary, at such time as the total amounts paid and payable by Licensee to The Regents hereunder with respect to any calendar year exceeds One Million Dollars ($1,000,000), any further amounts due hereunder with respect to such calendar year prior to any other adjustments hereunder shall be reduced by fifty percent (50%).

4.6 Non-Royalty Sales. In the event that more than one Valid Claim within the Patent Rights is applicable to any Licensed Product, it is understood that only one royalty shall be due under Section 4.1 above, and in no event shall more than one payment be due under Section 4.1 with respect to any particular Licensed Product unit.

V. PAYMENTS AND RECORDS

5.1 Royalty Reports. In each calendar year during the term of this Agreement beginning after the first sale of a Licensed Product or receipt by Licensee of Sublicensee Royalties, within sixty (60) days after March 31, June 30, September 30 and December 31, Licensee shall deliver to The Regents a true and accurate report, giving such particulars of the business conducted by Licensee during the preceding three (3) calendar months under this Agreement as are pertinent to an account for payments hereunder. Such report shall include, with respect to such calendar quarter, at least (a) the total of Net Sales; (b) the total amount of Sublicense Royalties received by Licensee; and (c) the calculation of amounts due The Regents pursuant to Article IV. Simultaneously with the delivery of each such report, Licensee shall pay to The Regents the total amount, if any, due to The Regents for the period of such report. If no amounts are due, Licensee shall so report, and if amounts are due for such quarter, the payment shall accompany such report. For purposes of calculating Net Sales hereunder, a Licensed Product shall be considered sold when invoiced, or if not invoiced, when delivered to the third party. But when the last patent owned or controlled by Licensee covering a Licensed Product expires, or when this Agreement terminates, any shipment made on or before the day of that expiration or termination that has not been invoiced shall be considered sold (and therefore subject to the royalties specified herein); provided that The Regents shall credit amounts that Licensee so pays with respect to Licensed Products that the customer does not accept.

5.2 Sublicenses. Licensee shall provide to LBL redacted copies of sublicenses granted by Licensee hereunder. Such redacted sublicense agreements may exclude only such information as is not reasonably necessary for LBL to determine the Sublicense Royalties payable to Licensee pursuant to such agreements.

5.3 Payments. Licensee shall make checks payable to “The Regents of the University of California (LBL/L-95-1167).” All amounts payable hereunder by Licensee shall be payable in United States Dollars. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rates used by Licensee in calculating Licensee’s own revenues for financial reporting purposes in accordance with generally accepted accounting principles; provided, however, if a Licensed Product is sold for a Highly Inflationary Currency, Licensee shall convert the sales subject to royalties into equivalent U.S. dollars using the closing exchange rates in effect on the date of invoicing (or if no invoicing, of delivery) as published by The Wall Street Journal. If legal restrictions prevent the prompt remittance of any payments by Licensee with respect to any country where a Licensed Product is sold, Licensee may make such payments by depositing the amount thereof in local currency to The Regents, or if not permitted to deposit such amounts in U.S. dollars under the laws of that country, then in the local currency, to The Regents’ account in a bank or other depository in that country. Except as otherwise provided in Section 4.1, Licensee shall not reduce amounts payable to The Regents by any taxes, fees or other charges imposed on the remittance of royalty income, including but not limited to, bank transfer charges. If Licensee does not make payments when due, Licensee shall pay to LBL reasonable administrative fees and interest charges LBL generally collects from third parties on overdue accounts.

5.4 Records. Licensee shall keep complete and accurate records of Net Sales of Licensed Products by Licensee, and Sublicense Royalties received by Licensee from any Sublicensee, in sufficient detail to enable the amounts payable hereunder to be determined. Upon The Regents’ written request, but not more frequently than once per calendar year, Licensee shall permit representatives or agents of The Regents to examine such records during Licensee’s regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement with respect to Net Sales made by Licensee and Sublicense Royalties received from Sublicensees not more than five (5) years prior to the date of The Regents’ request. In the event that the amounts due to The Regents are determined to have been underpaid, Licensee shall pay to The Regents any amount due and unpaid, together with interest on such amount at the prime rate in effect at Bank of America NT&SA, San Francisco, California, or at the maximum rate permitted by law, whichever is lower. The Regents shall bear the fees and expenses of The Regents’ representatives performing the examination of the books and records. But if the representatives establish an underpayment of royalties of more than 7.5% of the total royalties due for the period audited, then Licensee shall bear the reasonable out of pocket fees and expenses paid by The Regents to such representatives.

VI. PATENTS AND INVENTIONS

6.1 Applications. Applying for, seeking prompt issuance of, and maintaining during the term of this Agreement, the Patent Rights, shall be undertaken by The Regents. The Regents shall promptly notify Licensee if The Regents elect not to pursue any application for Patent Rights, or pay any fee required to maintain a patent within the Patent Rights, in any country and in any event shall so notify Licensee at least sixty (60) days before the application or payment is due. In such event, Licensee shall have the right to file and prosecute such application, and/or maintain such patent, in that country. The Regents and LBL agree to use the law firm of Townsend & Townsend, Khourie & Crew or such other firm as the parties agree, for the prosection of the Patent Rights.

6.2 Expenses. Licensee shall reimburse The Regents for reasonable out-of-pocket fees and expenses incurred by The Regents or LBL after the Effective Date in prosecuting applications and maintaining patents within the Patent Rights. In the event that Licensee fails to reimburse The Regents for such costs with respect to a patent or application in any country listed on Exhibit C hereto, the subject patent application or patent (as the case may be) shall cease to be within the Patent Rights in such country for purposes of this Agreement; in the event that Licensee fails to reimburse The Regents for such costs with respect to such a patent or application in any country other than those listed on Exhibit C hereto, the license granted to Licensee under such application or patent (as the case may be) shall become nonexclusive in such country. Licensee shall not be entitled to exercise its rights under Section 6.1 with respect to any countries in which Licensee has lost its rights pursuant to this Section 6.2. Licensee may deduct against amounts owing under Section 4.1 above, one-half of the amounts reimbursed to The Regents under this Section 6.2 for prosecuting and maintaining U.S. patents within the Patents Rights.

6.3 Consultation. The Regents agree to consult with Licensee with respect to the Patent Rights in a timely manner concerning (i) scope and content of patent applications within the Patent Rights prior to filing such patent applications, and (ii) content of and proposed responses to official actions of the United States Patent and Trademark Office and foreign patent offices during prosecution of such patent applications, and to include in such application and responses reasonable changes requested by Licensee, to the extent not inconsistent with the interests of The Regents. For purposes of this Section 6.3, “timely” shall mean sufficiently in advance of any deadline imposed upon written response so as to allow Licensee to meaningfully review such written response and also provide comments to The Regents in advance of such decision or deadline to allow comments of Licensee to be considered and incorporated into The Regents’ decision or written response. If License has not commented before the deadline for filing a response with the relevant government patent offices, The Regents may always take action to prevent the loss of patent rights.

VII. INFRINGEMENT

7.1 Notice of Infringement. If Symyx learns of the substantial infringement of any of LBL’s Patent Rights, Symyx shall so inform LBL in writing and shall provide LBL with reasonable evidence of the infringement. During the period and in a jurisdiction where Symyx has exclusive rights under this Agreement, neither party may notify a third party of the infringement of any of LBL’s Patent Rights without first obtaining written consent of the other party, which consent shall not be unreasonably denied. Both parties shall use good faith efforts in cooperation with each other to terminate such infringement without litigation.

7.2 Legal Action. Symyx may request that LBL take legal action against the infringement of LBL’s Patent Rights. Symyx shall make that request in writing and include reasonable evidence of the infringement and damages to Symyx. If the infringing activity has not been abated within ninety (90) days of that request, LBL may elect to: (a) commence suit on its own account; or (b) refuse to participate in the suit. LBL shall give written notice of its election to Symyx by the end of the one hundredth (100th) day after receiving notice of the request from Symyx. Symyx may thereafter bring suit for patent infringement only if LBL elects not to commence suit within such ninety (90) day period and if the infringement occurred during the period and in a jurisdiction where Symyx has exclusive rights under this Agreement. If, however, one party elects to bring suit in accordance with this paragraph, the other party may thereafter join such suit at its own expense. All recoveries in such suit (whether initiated by Licensee or its designee, or brought as a counterclaim in a suit commenced by a third party) will inure to the benefit of Licensee or its designee, less a one time payment to The Regents equal to five percent (5%) of the amount recovered by Licensee, net of all legal and other out of pocket expenses incurred by either party in commencing and conducting a legal action under this Section 7.2 (for which the party incurring such expenses shall be reimbursed), to the extent that the amount recovered represents damages awarded for infringement of the Patent Rights. Such legal action as is undertaken pursuant to this Article 7 must be at the expense of the party by whom such suit is brought.

7.3 Withholding Royalties. In the event that Licensee commences an action to enforce the Patent Rights, Licensee shall have the right during the pendency of the action to withhold up to, but no more than fifty percent (50%) of the amounts payable to The Regents hereunder to offset Licensee’s out of pocket legal expenses incurred in connection with such action or proceeding. Any portion of such withheld amounts that is not so applied shall be promptly paid to The Regents after such action or proceeding is resolved or abandoned. Any amounts recovered from third parties by Licensee with respect to the Patent Rights in such action or proceeding shall be applied to reimburse any outstanding legal expenses of the action or proceeding incurred by Licensee or The Regents, and to reimburse The Regents for any amount withheld under this Section 7.3 with respect to such action or proceeding in proportion to the total of the expense incurred by Licensee and The Regents. Any amounts remaining shall be disbursed as provided in 7.2 above.

7.4 Cooperation. Each party shall cooperate with the other in litigation proceedings instituted under this Agreement (including without limitation by joining as a nominal party) but, except for attorney’s fees, at the expense of the party by whom suit is brought. The party bringing the suit will control that litigation, except that the other party may elect to be represented at its own expense by counsel of its choice. Upon the request and at the expense of the requesting party, the other party shall make available at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens and other similar materials in its possession.

7.5 Rights As Joint Owner. Notwithstanding any of the foregoing, nothing in this Article VII shall prevent Symyx from enforcing, without restriction, its rights under the Patent Rights to the same as extent that it would be entitled to enforce such rights as a joint owner of a patent within the Patent Rights in the absence of this Agreement.

7.6 Defense. If Licensee or a Sublicensee, distributor or other customer is sued by a third party charging infringement of patent rights that dominate a claim of the Patent Rights, or that cover Technology, with respect to the manufacture, use, distribution or sale of a Licensed Product or practice of the Patent Rights, Licensee will promptly notify The Regents. As between the parties to this Agreement, Licensee will be entitled to control the defense in any such action(s) and withhold one-half of the amounts otherwise payable to The Regents hereunder and use the withheld amounts to reimburse the defense costs, attorneys’ fees and liability incurred in such infringement suit(s). Notwithstanding, Licensee agrees to withhold only that portion of such royalties as may reasonably be necessary to reimburse amounts in accordance with this Section 7.3. If Licensee is required to pay a royalty or other amount to a third party as a result of a final judgment or settlement, the amounts payable to The Regents hereunder will be reduced as provided in Section 4.4 above, provided that LBL consents in writing to the settlement or other disposition (other than final judgment) of the claim or suit, which consent shall not be unreasonably withheld or delayed.

VIII. REPRESENTATIONS AND WARRANTIES

8.1 Warranties. Except for the rights, if any, of the Government of the United States of America, as set forth in Section 8.2 below, The Regents and LBL represent and warrant that: (a)

Subject to Licensee’s rights as a joint owner, The Regents are the owner of the entire right, title, and interest in and to the Patent Rights, (b) The Regents have the right and authority to enter into this Agreement and grant the rights and licenses hereunder, (c) Neither The Regents nor LBL have previously granted, and neither will grant in the future, any rights in the Patent Rights or the Option Inventions that are inconsistent with the rights and licenses granted to Licensee herein, (d) to the best knowledge of LBL, as of the Effective Date, but without research into the matter, practice of inventions within the Patent Rights does not infringe any patent rights, trade secrets or other proprietary rights of any third party, and (e) to the best present knowledge of LBL but without research into the matter, neither The Regents nor LBL own any rights in any other patent or patent application, the claims of which would dominate the claims of a patent or patent application within the Patent Rights or that claim subject matter within the Technology or its use.

8.2 Governmental Rights. The parties understand that the Licensed Subject Matter may have been developed under a funding agreement with the U.S. DOE and, if so, that the U.S. DOE may have certain rights relative thereto under 35 U.S.C. Sections 201-207 and regulations thereunder, including without limitation (i) Department of Energy nonexclusive, nontransferable, irrevocable, paid-up, worldwide licenses to practice or have practiced, for or on behalf of the U.S. Government, the Licensed Subject Matter; (ii) certain march-in rights in accordance with 48 CFR 27.304-1(g), and (iii) the provisions of 35 U.S.C. 204, which requires exclusive licensees to manufacture substantially in the United States products embodying Licensed Products that such licensee produces for sale in the United States. The Regents and LBL represent and warrant that they (i) have complied and agree to continue to comply during the term of this Agreement with all laws and regulations applicable to such U.S. DOE funding agreement and (ii) have done and will continue to do all acts necessary or convenient for the protection of The Regent’s rights to retain ownership of all inventions within the Licensed Subject Matter, including disclosing subject inventions to the U.S. DOE and electing to retain title in subject inventions.

8.3 Disclaimer. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OTHER THAN THOSE EXPRESSLY STATED IN THIS AGREEMENT, AND SPECIFICALLY, LBL AND THE REGENTS MAKE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING PROVISIONS OF THIS SECTION 8.3, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS:

(a) a warranty or representation by The Regents or LBL as to the validity or scope of any Patent Rights; or

(b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties, except as provided under 8.1(d) above; or

(c) an obligation to bring or prosecute actions or suits against third parties for patent infringement; or

(d) conferring by implication, estoppel or otherwise any license or rights under any patents of The Regents other than the Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to the Patent Rights; or

(e) an obligation to furnish any know-how not provided in the Patent Rights or the Technology.

IX. INDEMNIFICATION AND INSURANCE

9.1 Indemnification. Licensee shall hold harmless and indemnify The Regents, LBL, sponsors of the research that led to the Licensed Subject Matter, and their officers, employees, and agents, from and against amounts paid to third parties as a result of any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the rights and license granted under this Agreement by Licensee or its officers, employees, agents or representatives; provided that (a) Licensee receives prompt notice of any such claim, demand or cause of action, (b) Licensee shall not be obligated to indemnify any party in connection with any settlement for any claim, demand or cause of action unless Licensee consents in writing to such settlement, which consent shall not be unreasonably withheld or delayed, and (c) upon request of Licensee, the exclusive right to control the defense thereof.

9.2 Clinical Trials. Before Licensee or any Sublicensee initiates clinical trials of a Licensed Product(s) in humans, Licensee shall obtain such insurance (or alternative indemnification) as is reasonable and customary to insure against the risks of such trials.

9.3 Insurance. From and after the first commercial sale or transfer of a Licensed Product pursuant to the license granted hereunder, and in any event prior to the initiation of any human clinical trials by Licensee of a Licensed Product, Licensee at its sole cost and expense, shall obtain, keep in force and maintain insurance as follows, or an equivalent program of self insurance:

Comprehensive or Commercial Form General Liability Insurance with limits as follows:

(a) Each Occurrence: $1,000,000

(b) Products/Completed Operations Aggregate: $5,000,000

(c) Personal and Advertising Injury: $1,000,000

(d) General Aggregate (commercial form only): $5,000,000

It should be expressly understood, however, that the coverages and limits referred to above shall not in any way limit the liability of Licensee. Upon request, Licensee shall furnish LBL with certificates of insurance evidencing compliance with all requirements. Such certificates shall:

(1) Provide for thirty (30) days advance written notice to The Regents of any modification.

(2) Indicate that The Regents, LBL, the U.S. DOE and their officers, employees, and agents, have been endorsed as an additional Insured under the coverages referred to above.

(3) Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by The Regents.

X. USE OF NAMES AND NONDISCLOSURE OF AGREEMENT

10.1 Use of Names. In accordance with California Education Code Section 92000; nothing contained in this Agreement may be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of LBL or The Regents (including any contraction, abbreviation or simulation of any of the foregoing). Unless otherwise required by law, Licensee may not use the name “Lawrence Berkeley Laboratory,” “LBL,” “The Regents of the University of California” or the name of any University of California campus in a manner that suggests an endorsement by them.

10.2 Nondisclosure. Neither party may disclose the terms of this Agreement to a third party without express written permission of the other party, except where required under either the California Public Records Act or other applicable law. Notwithstanding the foregoing, (i) the parties may disclose the existence of this Agreement and the extent of the grant in Article 2; (ii) Licensee may disclose the terms of this Agreement to bona fide prospective investors and professional advisors to Licensee, and to other parties with whom Licensee has or is evaluating a business relationship, under reasonable conditions of confidentiality; and (iii) LBL may disclose the terms of this Agreement to the U.S. DOE.

XI. CONFIDENTIAL INFORMATION

11.1 General. The parties may, from time to time, in connection with this Agreement, disclose to each other Confidential Information. “Confidential Information” shall mean any information disclosed in writing by a party to this Agreement to any of the other parties to this Agreement, and marked by the disclosing party with the legend “CONFIDENTIAL” or other similar legend sufficient to identify such information as confidential proprietary information of the disclosing party. Neither party shall use any Confidential Information of the other party except as expressly authorized under this Agreement, and each party will use best efforts to prevent the disclosure of the other party’s Confidential Information to third parties; provided that Licensee may disclose Confidential Information of LBL and The Regents, with similar protections in place, to the extent reasonably necessary to exploit the rights and license granted to Licensee hereunder (including the rights to grant and authorize sublicenses); and provided further that the recipient party’s obligations under this Article XI shall not apply to Confidential Information that:

(a) is disclosed orally; provided, however, that the recipient party’s obligations under this Article XI shall apply to information disclosed orally if such information is confirmed in writing as “CONFIDENTIAL” by the disclosing party within thirty (30) days after disclosure thereof;

(b) is in the recipient party’s possession at the time of disclosure thereof;

(c) is or later becomes part of the public domain through no fault of the recipient party;

(d) is received from a third party having no obligations of confidentiality to the disclosing party;

(e) is developed independently by the recipient party without reliance upon or use of the disclosing party’s Confidential Information; or

(f) is required by law or regulation to be disclosed; provided, however, that the party subject to such disclosure requirement has provided written notice to the other party promptly to enable such other party to seek a protective order or otherwise prevent disclosure of such Confidential Information.

11.2 Disclosure to DOE. In the event that LBL determines that disclosure of Confidential Information to the U.S. DOE is reasonably necessary or required by law, LBL may disclose such Confidential Information of Licensee to the U.S. D.O.E., provided that it shall not disclose Confidential Information to the U.S. DOE unless either the U.S. DOE has executed a confidentiality agreement with LBL containing terms and conditions substantially similar to this Article XI, or, has put into place other usual and customary procedures that are utilized by the U.S. DOE to protect such Confidential Information.

11.3 Period. The obligations of the parties pursuant to this Article XI with respect to Confidential Information of the other party shall continue in full force and effect for a period or five (5) years after the disclosure of that Confidential Information to a party hereunder; provided that if either party requests an additional five (5) year period for maintaining the confidentiality of any specified Confidential Information disclosed prior to the expiration of such initial five (5) year period, the obligations under this Article XI shall continue with respect to such Confidential Information for an additional five (5) years. Notwithstanding any other provisions of this Agreement, Licensee shall not be obligated to disclose to LBL or The Regents information for which Licensee reasonably needs protection for more than ten (10) years.

XII. DUE DILIGENCE

12.1 Obligation to Exploit. Licensee shall use commercially reasonable efforts to bring one or more Licensed Products to market and to meet the market demand therefor. Beginning November 30, 1995 and semi-annually thereafter, Licensee shall deliver to The Regents a progress report covering Licensee’s activities related to the development and testing of Licensed Products and the obtaining of any applicable governmental approvals necessary for marketing Licensed Products. Licensee shall make these progress reports until the first commercial sale of a Licensed Product occurs anywhere in the world. Progress reports submitted by Licensee pursuant to this Section 12.1 shall include, but not be limited to, the following topics: (a) summary of work completed, (b)

summary of work in progress, (c) current schedule of anticipated milestones, and (d) market plans for introduction of Licensed Products, and (e) number of full-time equivalent (FTEs) employees or agents working on the development of Licensed Products.

12.2 Development Funding. In satisfaction of its obligations under Section 12.1 above, Licensee agrees to expend (itself or through Sublicensees or others) an aggregate of not less than One Million Dollars ($1,000,000) toward the development of Licensed Products and/or inventions within the Patent Rights during the first three (3) years of this Agreement, and for the next three (3) years, the Licensee shall at least spend One Million Dollars ($1,000,000) per year for such purposes. Compliance with this Section 12.2 shall satisfy, with the exception of the obligation to provide progress reports, all obligations of Licensee under this Article XII for the full term of this Agreement.

12.3 Remedy. In the event that Licensee fails to fulfill its obligations under Section 12.1 or 12.2 above, The Regents shall have a right to terminate this Agreement or reduce this exclusive limited license to a nonexclusive license for such lack of diligence. In order to terminate this Agreement or reduce this exclusive limited license to a nonexclusive license, The Regents must provide written notice to Licensee of the Licensee’s deficiency in fulfilling the performance requirements of this Article XII. The Regents may then terminate this Agreement or reduce this exclusive limited license to a nonexclusive license only if Licensee fails to provide written evidence, within sixty (60) days after receiving written notice from The Regents of The Regents’ intention to so terminate this Agreement or reduce the exclusive limited license to a nonexclusive license, that Licensee is fulfilling such obligations; provided if Licensee disputes an assertion by The Regents of such failure, termination of this Agreement or reduction of the exclusive limited license shall not occur unless and until it has been determined in an arbitration proceeding under Section 14.3 below that Licensee has not satisfied such obligations, and Licensee has failed to undertake such efforts within sixty (60) days thereafter. Licensee’s compliance with Section 12.2 above shall be deemed conclusive evidence that Licensee has commercialized or is using commercially reasonable efforts to commercialize a Licensed Product and to meet the market demand therefor worldwide, and that Licensee has satisfied all of its obligations under this Article XII. This Section 12.3 sets forth The Regents’ sole remedy for a failure by Licensee to meet Licensee’s obligations, other than the obligation to provide progress reports, under this Article XII.

12.4 Non-Exclusive License. If LBL or The Regents grant a non-exclusive license to any other party upon royalty rates more favorable than those of this Agreement after reducing this license to a non-exclusive license, then Licensee shall also be entitled to the benefit of the more favorable rates, provided that Licensee agrees in writing to accept all financial terms of that license (mutatis mutandis) in whole and not in part in order to enjoy the benefit of the more favorable rates.

XIII. TERM AND TERMINATION

13.1 Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect until expiration, revocation, invalidation or abandonment of the last patent or application within the Patent Rights, unless terminated earlier pursuant to this Article XIII.

Upon the expiration, but not an earlier termination of this Agreement, the license granted to Licensee under 2.1 above shall continue on a non-exclusive basis.

13.2 Termination By Notice. This Agreement will terminate:

(a) Upon The Regents’ written notice to Licensee after sixty (60) days written notice to Licensee if Licensee breaches or defaults on any material obligation under this Agreement; provided that such sixty (60) day notice specifies the nature of the breach; and provided further that Licensee may avoid such termination if before the end of such sixty (60) day period Licensee cures such breach or default. However. other than for breaches or defaults under Article III or Section 4.2, if Licensee disputes an asserted breach in writing within such sixty (60) day period, The Regents shall not have the right to terminate this Agreement unless and until it has been determined in an arbitration proceeding under Section 14.3 below that this Agreement was materially breached, and Licensee fails to cure such breach within sixty (60) days after such determination. This Section 13.2(a) shall not, however, suspend any obligation of Licensee to compensate The Regents for any undisputed amount, as provided for under any term of this Agreement, during the pendency of any determination of breach; or

(b) in its entirety, or as to any particular patent application or patent within the Patent Rights, upon Licensee’s sixty (60) days written notice to The Regents. From and after the effective date of a termination under this Section 13.2(b) with respect to a particular patent application or patent, such patent application and patent in the particular country shall cease to be within the Patent Rights for all purposes of this Agreement. Upon a termination of this Agreement in its entirety under this Section 13.2(b), all rights and obligations of the parties shall terminate, except as provided in this Article XIII.

13.3 Sale of Stock On Hand. In the event that this Agreement is terminated for any reason, Licensee, Sublicensees and customers of either Licensee or a Sublicensee may, within six months after the effective date of such termination, sell or otherwise dispose of all Licensed Products that Licensee, Sublicensees and customers of either Licensee or a Sublicensee may have on hand on the effective date of such termination, subject to Licensee’s payment of amounts due to The Regents pursuant to Article IV of this Agreement, provided that Licensee or its Sublicensee provides to The Regents within sixty (60) of the effective date of such termination, an inventory of Licensed Products on hand on the effective date of such termination. Upon termination of this Agreement for any reason, any sublicense or other rights granted by Licensee pursuant to this Agreement and in compliance with the terms and conditions hereof, shall survive upon request by the party to whom such sublicense or rights were granted, provided that upon request by LBL such third party promptly agrees in writing to be bound by the applicable terms of this Agreement.

13.4 Survival. Articles I, V, VIII, IX, X, XI, XIII, and XIV shall survive the expiration and any termination of this Agreement. Except as otherwise provided in this Article XIII, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

13.5 Rights as Joint Owners. In the event this Agreement is terminated for any reason with respect to any Patent Rights of which The Regents (including LBL) and Licensee are joint owners, it is understood that neither The Regents nor Licensee shall have any obligation to account to the other for profits, or to obtain the consent of the other, with respect to any license or other exploitation of such Patent Rights by reason of such joint ownership. Any rights to an accounting from, and any requirement to obtain the consent of, the other joint ownership under the laws of any jurisdiction are hereby waived.

XIV. GENERAL

14.1 Assignment. This Agreement may not be assigned by Licensee without the prior written consent of The Regents, except to a party that succeeds to all or substantially all of Licensee’s business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement.

14.2 Patent Marking. Licensee agrees to mark permanently and legibly all products and documentation manufactured, used or sold by Licensee under this Agreement with such patent notice as may be permitted or required under Title 35, United States Code.

14.3 Arbitration. At the request of either party, the parties shall settle any controversy or claim arising out of or relating to this Agreement, excluding any dispute relating to patent validity or infringement, by arbitration conducted in San Francisco, California under the then current Licensing Agreement Arbitration Rules of the American Arbitration Association. Judgment upon the arbitral award is binding on the parties. Either party may enter that judgment in any court having jurisdiction.

14.4 References to LRL and The Regents. It is understood that this Agreement is entered into by and between Licensee and The Regents, and that The Regents are acting through LBL. Accordingly, notwithstanding that an obligation of Licensee hereunder is expressly stated as being to either LBL or The Regents, the satisfaction or performance by Licensee of any such obligations to either LBL or The Regents shall be deemed to satisfy all obligations of Licensee to both LBL and The Regents; i.e. The Regents and LBL shall be deemed to be one and the same party for purposes of this Agreement.

14.5 Complete Agreement. This Agreement and the exhibits attached hereto, constitute the entire understanding and only agreement between the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, representations, agreements, and understandings, written or oral, that the parties may have reached with respect to the subject matter hereof. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the parties hereto.

14.6 No Implied Obligations. Licensee’s sole obligation to bring pLicensed Products to market and meet the market demand thereof is as set forth in Article XII. Nothing in this Agreement shall be deemed to require Licensee to otherwise exploit the Licensed Subject Matter for commercial purposes, or prevent Licensee from commercializing products similar to or competitive with a Licensed Product.

14.7 Force Majeure. In the event either party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, or any other cause whatsoever beyond the reasonable control of the party, the party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

14.8 Notices. Any payment, notice or other communication this Agreement requires or permits either party to give must be in writing to the appropriate address given below, or to such other address as one party designates by written notice to the other party. The parties deem payment, notice or other communication to have been properly given and to be effective (a) on the date of delivery if delivered in person; (b) on the fourth day after mailing if mailed by first-class mail, postage paid; (c) on the second day after delivery to an overnight courier service such as Federal Express, if sent by such a service; or (d) upon confirmed transmission by facsimile. The parties’ addresses are as follows:

For Payments to LBL or The Regents: For all other notices to LBL or The Regents:

Lawrence Berkeley Laboratory	Lawrence Berkeley Laboratory
Accounting/Financial Management	Technology Transfer Department
P.O. Box 528	Mailstop 90-1070
Berkeley, California 94701	One Cyclotron Road
Attention: Licensing Accountant	Berkeley, California 94720
Fax: (510) 486-7113	Attention: Licensing Manager
Telephone: (510) 486-7113	Fax: (510) 486-6457
Telephone: (510) 486-6467

To SYMYX:

SYMYX Technologies

2600 El Camino Real, Suite 505

Palo Alto, California 94304

Attention: Isy Goldwasser

Fax: (415) 424-0832

Telephone: (415) 812-8715

14.9 Compliance with Law. Licensee shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement. If the law of any nation requires that any governmental agency either approve or register this Agreement or any associated transaction, Licensee shall assume all legal obligation to do so. Licensee shall notify LBL if it becomes aware that this Agreement is subject to a U.S. or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs, including fees, penalties, and all other costs associated with such reporting or approval process. Licensee shall observe all applicable United States and foreign laws and regulations with respect to the transfer of Licensed Products and related technical data, including, without limitation, the International Traffic in Arms Regulation (ITAR) and the Export Administration Regulations.

14.10 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California; provided, however, that all questions with respect to validity of any patents or patent applications within the Patent Rights shall be determined in accordance with the laws of the respective country in which such patents or patent applications shall have been granted or filed, as applicable.

14.11 No Waiver. A waiver, express or implied, by either LBL, The Regents or Licensee of any right under this Agreement or of any failure to perform or breach hereof by the other party hereto shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other party, whether of a similar or dissimilar nature thereto.

14.12 Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

14.13 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, REGARDLESS OF WHETHER THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.14 Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so reformable, so as not to affect the validity or enforceability of the remainder of this Agreement, provided that the reformation complies with the intent of the parties.

14.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA (“The Regents”) through THE LAWRENCE BERKELEY LABORATORY (“LBL”)		SYMYX CORPORATION (“Licensee”)

By:	/s/ R.M. FLEISCHMAN	By:	/s/ ISY GOLDWASSER
Name:	R.M. Fleischman	Name:	Isy Goldwasser
Title:	Associate Laboratory Director	Title:	Chief Financial Officer

EXHIBIT A

U.S. patent application, serial number 08/327,513, entitled The Combinatorial Synthesis Of Novel Materials, by Peter Schultz, Xiaodong Xiang, and Isy Goldwasser.

U.S. patent application, serial number 08/438043, filed May 8, 1995, entitled The Combinatorial Synthesis of Novel Materials, by Peter Schultz, Xiaodong Xiang, and Isy Goldwasser.

EXHIBIT B

SYMYX TECHNOLOGIES

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made this     th day of                     , 1995, between Symyx Technologies, a California corporation (the “Company”) and The Regents of the University of California (the “Purchaser”).

1. Sale of Stock. The Company hereby agrees to sell to the Purchaser and the Purchaser hereby agrees to purchase an aggregate of 120,000 shares of the Company’s Common Stock (the “Shares”) in consideration for the licenses granted under that certain License Agreement of an even date herewith between the Company and the Purchaser (the “License Agreement”). The Shares are valued at $.001 per share for an aggregate valuation of $120.00.

2. Closing. The closing for the issuance of the Shares shall be held at the offices of Wilson Sonsini Goodrich & Rosati on                     , 1995, or at such other time and place as the Company and Purchaser may agree upon (the “Closing”). Upon receipt by the Company of an executed License Agreement, the Company shall issue and deliver to the Purchaser a duly executed certificate evidencing the Shares in the name of the Purchaser.

3. Representations and Warranties of the Company.

The Company hereby represents and warrants to Purchaser as follows:

a. Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and sell the Shares and to carry out the provisions of this Agreement.

b. Capitalization, Voting Rights. The authorized capital stock of the Company, immediately prior to the Closing, will consist of 10,000,000 shares of Common Stock, 2,110,000 shares of which are issued and outstanding. All issued and outstanding shares of the Company’s Common Stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities. When issued in compliance with the provisions of this Agreement, the shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

4. Investment Representations.

a. In connection with the purchase of the Shares, the Purchaser represents to the Company the following:

(i) Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the securities. Purchaser is purchasing these securities for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933 (the “Securities Act”).

(ii) Purchaser understands that the securities have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein. In this connection, the Purchaser understands that, in view of the Securities and Exchange Commission (“Commission”), the statutory basis for such exemption may not be present if Purchaser’s representations meant that its present intention was to hold these securities for a minimum capital gains period under the tax statutes, for a deferred sale, for a market rise, for a sale if the market does not rise, or for a year or any other fixed period in the future.

(iii) Purchaser further acknowledges and understands that the securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser further acknowledges and understands that the Company is under no obligation to register the securities. Purchaser understands that the certificate evidencing the securities will be imprinted with a legend which prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

(iv) Purchaser is aware of the adoption of Rule 144 by the Commission, promulgated under the Securities Act, which permits limited public resale of securities acquired in a non-public offering subject to the satisfaction of certain conditions.

(v) Purchaser further acknowledges that in the event all of the requirements of Rule 144 are not met, compliance with Regulation A or some other registration exemption will be required; and that although Rule 144 is not exclusive, the staff of the Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and other than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

b. The Purchaser agrees, in connection with the Company’s initial public offering of the Company’s securities, (i) not to sell, make short sales of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock of the Company held by the Purchaser (other than those shares included in the registration) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company’s securities for one hundred eighty (180) days from the effective date of such registration and (ii) further agrees to execute any agreement reflecting (i) above as may be requested by the underwriters at the time of the public offering.

5. Legends. The share certificate evidencing the Shares issued hereunder shall be endorsed with the following legends:

a. “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933”.

b. Any legend required to be placed thereon by the California Commissioner of Corporations or any other applicable state securities laws.

6. Adjustment for Stock Split. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made by the Company after the date of this Agreement.

7. General Provisions.

a. This Agreement shall be governed by the internal laws of the State of California. This Agreement represents the entire agreement between the parties with respect to the purchase of Common Stock by the Purchaser, may only be modified or amended in writing signed by both parties and satisfies all of the Company’s obligations to the Purchaser with regard to the issuance or sale of securities.

b. Any notice, demand or request required or permitted to be given by either the Company or the Purchaser pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

c. The rights and benefits of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

d. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

e. The Purchaser agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

f. SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

COMPANY:	PURCHASER:

SYMYX TECHNOLOGIES, a California corporation	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:
Title:

4005 Miranda Ave., Suite 180
Palo Alto, CA 94304
(address)

EXHIBIT C

United States

Japan

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